EXHIBIT 99.1

NEWS RELEASE

Investor Relations 301-770-3099 | www.nabi.com

Nabi Biopharmaceuticals Announces Third Quarter 2007 Financial Results and Positive Vote from November 8, 2007 Special Stockholders Meeting

Improved Financial Performance Continues; Stockholders Approve Sale of Nabi Biologics to Biotest

Boca Raton, Florida, November 8, 2007 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its third quarter financial results. The company recorded a net loss of $15.9 million, or $0.26 per share, for the quarter ended September 29, 2007, which included $7.5 million, or $0.12 per share, of expenses for unusual items described below. This was an improvement of 27% when compared to the net loss of $21.8 million, or $0.36 per share, for the quarter ended September 30, 2006, which included a loss of $5.5 million, or $0.09 per share, from discontinued operations. Revenues for the third quarter of 2007 were $20.1 million compared to $19.6 million in 2006. Nabi-HB® [Hepatitis B Immune Globulin (Human)] revenues were $7.4 million during the third quarter of 2007 compared to $6.8 million during the third quarter of 2006.

For the nine months ended September 29, 2007, the company’s net loss from continuing operations was $31.9 million, or $0.52 per share, compared to $45.4 million, or $0.75 per share, for the nine months ended September 30, 2006. Revenues for the year to date period were $64.7 million compared to $59.5 million in 2006.

Total cash used in operating activities was $22.8 million during the first nine months of 2007, a 40% reduction compared to $38.0 million in the same period of 2006. Excluding discontinued operations, cash used in operating activities was $16.6 million for the nine months ended September 29, 2007, a 48% reduction compared to $31.9 million for same period in 2006. Cash, cash equivalents and marketable securities were $99.8 million at the end of the third quarter.

Results of Special Meeting of Shareholders

At the Special Meeting of Stockholders held earlier today, the proposal to sell the Nabi Biologics strategic business unit and certain Corporate Shared Services (CSS) group assets to Biotest Pharmaceuticals Corporation, a wholly-owned subsidiary of Biotest AG, was approved by a majority of the holders of outstanding shares of our common stock who were entitled to vote. As a result of this approval, the operational results, assets and liabilities related to Nabi Biologics and certain CSS assets will be reflected as discontinued operations beginning in the fourth quarter of 2007. Although the closing of the sale remains subject to other closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which have yet to be satisfied, we anticipate that the closing will occur by the end of this year.

“The approval by our stockholders of the sale of Nabi Biologics to Biotest AG earlier today is a major milestone in our strategic alternatives process and affirms the steps we are taking to deliver shareholder value. We have remained on-track in 2007, realizing improved financial performance in each quarter compared to 2006, and we expect to achieve our cost control and cash utilization targets for the year,” said Dr. Leslie Hudson, interim president and chief executive officer of Nabi Biopharmaceuticals. “In addition to this financial progress, we are also extremely pleased with the positive clinical trial results and continued success of our NicVAX program. We look forward to continuing the successful clinical development of NicVAX and moving forward with our ongoing and productive partnership discussions.”

Review of Segment Performance

Nabi Biologics

Nabi Biologics revenues were $20.1 million in the third quarter of 2007, which included $15.9 million and $7.4 million in sales of antibody and Nabi-HB products, respectively, compared to $19.5 million in the third quarter of 2006. Current period revenues also reflect a $3.3 million charge related to an unfavorable court ruling that vacated a portion of the $4.5 million awarded to us on February 9, 2007 in an arbitration relating to a contract manufacturing agreement with Inhibitex, Inc. We will vigorously challenge this ruling on appeal. Excluding this charge, segment revenues increased by $3.9 million, or 20%, from the third quarter of 2006. This increase was driven by a $3.7 million increase in antibody sales principally from higher sales of Tetanus and Anti-D antibodies.

Nabi Biologics research and development expenses were $10.7 million for the third quarter ended September 30, 2007, compared to $5.1 million for the same period last year. This increase reflects the acceleration of Nabi’s IVIG development program along with costs associated with obtaining the Biologics Licensing Application for Nabi-HB intravenous. We also recorded a $2.7 million charge in the current quarter in connection with the termination of future obligations associated with the development of ATG-Fresenius. Nabi Biologics had an operating loss of $6.4 million for the three months ended September 29, 2007 compared to an operating loss of $2.7 million for the comparable prior year period.

Nabi Pharmaceuticals

Nabi Pharmaceuticals posted an operating loss of $2.2 million in the third quarter of 2007 compared to a loss of $5.3 million in the third quarter of 2006. Research and development costs were $2.2 million for the three months ended September 29, 2007, compared to $5.1 million for the same period last year. This decrease reflects lower spending associated with our Gram-positive programs, including StaphVAX. NicVAX expenses were also lower in the current quarter as third quarter 2006 expenses included the initiation of the NicVAX Phase II proof of concept trial. NicVAX expenses were partially offset by funding from the National Institute on Drug Abuse of $0.2 million and $1.1 million in the third quarter of 2007 and 2006, respectively.

Corporate Shared Services (CSS)

CSS costs associated with finance, IT, HR, business development and administration activities totaled $7.8 million for the three months ending September 29, 2007, compared to $8.4 million for the third quarter in 2006. This decrease reflects our ongoing efforts to lower infrastructure costs. Current period expenses include $1.5 million of legal and other professional fees related to the anticipated sale of the Biologics business unit announced on September 11, 2007, while the prior period expenses included expense related to the review of certain stock compensation awards.

Recent Accomplishments

•

NicVAX Phase 2b 12-month data presented at the American Heart Association Scientific Sessions on November 7, 2007 continue the positive trends and findings previously reported, demonstrating NicVAX efficacy in supporting statistically significant and continuous abstinence rates by dose as well as by antibody response. These positive results are the subject of a recent press release, issued Nov. 7, 2007. They support continued development of this product candidate and underpin on-going partnership discussions.

•	Shareholder approval for the sale of the Nabi Biologics strategic business unit to Biotest AG, a significant step toward the successful completion of our strategic alternatives process.

Upcoming Milestones

Nabi is currently working to achieve the following corporate milestones in 2007:

•	Successfully close the sale of Nabi Biologics and Corporate Shared Services to Biotest Pharmaceuticals
•	Continue to advance development partnerships for NicVAX and the Gram-positive programs

Third Quarter Financial Results Conference Call

The company will host a live webcast at 4:30 p.m. EST today to discuss these results.

The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=1673091

(Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists.)

or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-202-4683 and the international call-in number is 617-213-8846. The participant passcode is 65486127. An audio replay will be available for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 91953104. An archived version of the webcast will also be available on the Company’s website, www.nabi.com. Both the audio replay and the archived webcast will be available through November 8, 2007. The press release will be available on the company’s website at www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and, in certain areas, market products that target serious medical conditions in the areas of hepatitis and transplants, gram positive bacterial infections and nicotine addiction. We are a vertically integrated company with sales of antibodies and other biologics, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], a pipeline of products in various stages of development and a state-of-the-art manufacturing capability. The company operates through two strategic business units: Nabi Biologics and Nabi Pharmaceuticals. Nabi Biologics has responsibility for the company’s protein and immunological products and development pipeline, including Nabi-HB. Nabi Pharmaceuticals is responsible for the NicVAX® (Nicotine Conjugate Vaccine) and StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) development programs. For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. In September 2007, Nabi announced that it had entered into a definitive agreement with Biotest AG to sell the Nabi Biologics strategic business unit to Biotest Pharmaceuticals Corporation, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], and other plasma business assets, including Nabi’s state-of-the-art plasma protein production plant, and nine FDA-certified plasma collection centers across the U.S. The acquisition also will include certain of Nabi’s Corporate Shared Services group assets and the company’s Boca Raton, Florida headquarters and other facilities, as well as the assumption of certain liabilities, and is expected to close by the end of the year. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward- looking statements and include statements about cost control and cash utilization targets, the closing of the sale of Nabi Biologics and clinical trials and studies. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: achieve anticipated cost savings and cash utilization targets; successfully close the sale of the Nabi Biologics SBU to Biotest AG; successfully partner with third parties to fund, develop, manufacture and/or distribute our existing and pipeline products, including NicVAX and our Gram-positive infections products; obtain successful clinical trial results; our ability to successfully complete our strategic alternatives process; generate sufficient cash flow from sales of products or from milestone or royalty payments to fund our development and commercialization activities; attract and maintain the human and financial resources to commercialize current products and bring to market products in development; depend upon third parties to manufacture or fill our products; achieve approval and market acceptance of our products; expand our sales and marketing capabilities or enter into and maintain arrangements with third parties to market and sell our products; effectively and/or profitability use, or utilize the full capacity of, our vaccine manufacturing facility; manufacture NicVAX or other products in our own vaccine manufacturing facility; comply with reporting and payment obligations under government rebate and pricing programs; raise additional capital on acceptable terms, or at all; and re-pay our outstanding convertible senior notes when due. Many of these factors are more fully discussed, as are other factors, in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report for the quarters ended June 30, 2007 and March 31, 2007 on Form 10-Q with the Securities and Exchange Commission.

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 29, 2007	December 30, 2006
Assets
Current assets:
Cash and cash equivalents	$78,040	$86,227
Marketable securities	21,725	32,500
Trade accounts receivable, net	14,313	20,377
Inventories, net	18,693	19,260
Prepaid expenses and other current assets	5,036	3,459
Assets of discontinued operations	227	13,341

Total current assets	138,034	175,164
Property, plant and equipment, net	83,083	88,329
Intangible assets, net	1,216	1,683
Other, net	1,521	701

Total assets	$223,854	$265,877

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$7,323	$7,998
Accrued expenses	20,005	16,095
Capital lease obligations, net	67	291
Liabilities of discontinued operations	3,623	20,554

Total current liabilities	31,018	44,938
2.875% convertible senior notes, net	109,441	109,313
Other liabilities	245	238

Total liabilities	140,704	154,489

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock	—	—
Common stock	6,190	6,149
Capital in excess of par	330,628	327,228
Treasury stock	(5,321)	(5,321)
Accumulated deficit	(248,347)	(216,668)

Total stockholders’ equity	83,150	111,388

Total liabilities and stockholders’ equity	$223,854	$265,877

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Revenues	$20,110	$19,634	$64,731	$59,525
Cost of products sold	14,694	15,428	41,181	44,310

Gross margin	5,416	4,206	23,550	15,215
Selling, general and administrative expense	8,915	10,366	27,503	33,365
Research and development expense	12,932	10,240	32,035	27,901

Operating loss	(16,431)	(16,400)	(35,988)	(46,051)
Interest income	1,444	908	4,443	2,916
Interest expense	(923)	(937)	(2,727)	(2,796)
Other income (expense), net	9	(54)	2,569	329

Loss from continuing operations before income taxes	(15,901)	(16,483)	(31,703)	(45,602)
Income taxes	—	162	(190)	162

Loss from continuing operations	(15,901)	(16,321)	(31,893)	(45,440)
Net income (loss) from discontinued operations	27	(5,492)	212	(9,274)

Net loss	$(15,874)	$(21,813)	$(31,681)	$(54,714)

Basic and diluted (loss) income per share:
Continuing operations	$(0.26)	$(0.27)	$(0.52)	$(0.75)
Discontinued operations	0.00	(0.09)	0.00	(0.15)

Basic and diluted loss per share	$(0.26)	$(0.36)	$(0.52)	$(0.90)

Basic and diluted weighted average shares outstanding	61,382	61,185	61,256	60,830

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Nine Months Ended
	September 29, 2007	September 30, 2006
Cash flow from operating activities:
Loss from continuing operations	$(31,893)	$(45,440)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	6,115	5,593
Provision for slow moving or obsolete inventory	239	1,082
Non-cash compensation	2,478	5,007
Gain on sale of assets, net	(2,557)	—
Loss on disposal of fixed assets, net	44	452
Tax benefit on stock options exercised	—	(162)
Other	149	(328)
Changes in assets and liabilities:
Trade accounts receivable	6,042	8,473
Inventories	(313)	(2,513)
Prepaid expenses and other current assets	(188)	(184)
Other assets	28	146
Accounts payable and accrued expenses	3,242	(4,053)

Total adjustments	15,279	13,513

Net cash used in operating activities from continuing operations	(16,614)	(31,927)
Net cash used in operating activities from discontinued operations	(6,187)	(6,023)

Net cash used in operating activities	(22,801)	(37,950)

Cash flow from investing activities:
Purchases of marketable securities	(29,475)	(68,075)
Proceeds from sales of marketable securities	40,250	40,322
Proceeds from sale of assets, net of closing costs	1,300	8
Capital expenditures	(784)	(2,145)

Net cash provided by (used in) investing activities from continuing operations	11,291	(29,890)
Net cash provided by investing activities from discontinued operations	2,582	—

Net cash provided by (used in) investing activities	13,873	(29,890)

Cash flow from financing activities:
Repayments of capital leases	(224)	(116)
Proceeds from exercise of employee stock options	673	1,238

Net cash provided by financing activities from continuing operations	449	1,122
Net cash provided by (used in) financing activities from discontinued operations	292	(3,024)

Net cash provided by (used in) financing activities	741	(1,902)

Net decrease in cash and cash equivalents	(8,187)	(69,742)
Cash and cash equivalents at beginning of period	86,227	101,762

Cash and cash equivalents at end of period	$78,040	$32,020

Nabi Biopharmaceuticals

SUPPLEMENTAL SEGMENT INFORMATION

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
(In thousands)	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Revenues:
Biologics SBU	$20,075	$19,484	$64,689	$58,411
Pharmaceuticals SBU	35	150	42	1,114

Total	$20,110	$19,634	$64,731	$59,525

Gross margin (loss):
Biologics SBU	$5,381	$4,170	$23,626	$14,776
Pharmaceuticals SBU	35	36	(76)	439

Total	$5,416	$4,206	$23,550	$15,215

Operating loss:
Biologics SBU	$(6,437)	$(2,714)	$(2,999)	$(2,021)
Pharmaceuticals SBU	(2,160)	(5,309)	(9,895)	(18,775)

Segment operating loss	(8,597)	(8,023)	(12,894)	(20,796)
CSS	(7,834)	(8,377)	(23,094)	(25,255)

Total	$(16,431)	$(16,400)	$(35,988)	$(46,051)

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